EXHIBIT 10.2
                                                  ------------


                       CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is entered into effective as of the 1st day of October, 1994 (the "Effective
Date ), by and between ATMOS ENERGY CORPORATION, a Texas corporation (the "Company") and CHARLES K. VAUGHAN (the
"Consultant").

                             RECITALS

     A. Consultant is a former employee of the Company who has retired from the employ of the Company.

     B. Consultant was formerly chief executive officer of the Company, and as such possesses certain experience, knowledge and skills and certain historic information regarding the operation of the Company which the Board of Directors of the Company desires to retain the ability to use, as needed.

     C. Consultant has agreed to act as a consultant for the Company and to provide such consulting services as requested from time to time by the Board of Directors of the Company during the term of this Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Consulting Relationship. The Board of Directors of the Company (the "Board") hereby retains Consultant and Consultant hereby agrees to be retained by the Board, as an independent contractor and not as an employee. The Company and Consultant understand and agree that each will take all actions and file all appropriate tax returns and other forms consistent with Consultant's status as an independent contractor.

     2.   Consulting Services.     Consultant agrees that during
the term of this Agreement, he shall perform such consulting services as requested by the Board from time to time, subject to the following:

          (a) Consultant shall not be obligated to render any services under this Agreement during any period of temporary illness or injury or if Consultant's doctor provides the Board with written notice that Consultant cannot perform the requested services at the time requested due to his temporary disability. For purposes hereof, "temporary" disability or illness shall mean a physical or mental incapacity of such a nature that it prevents Consultant from performing the consulting services requested by the Board on a continuing and sustained basis for a period of not more than six (6) substantially consecutive months.

          (b) The consulting services to be performed by Consultant shall not require skills which are inconsistent with Consultant's qualifications and experience. Consultant shall use his best skills and judgment to accomplish the assigned tasks, and under no circumstances shall the Board or the Company exercise any control over the manner in which Consultant performs his services hereunder.

          (c) Consultant shall be available to render consulting services to the Company under this Agreement as the Board shall request.

          (d) The parties understand and agree that Consultant shall report directly to the Board. Consultant may perform the consulting services hereunder at places other than the principal offices of the Company.

Consultant's failure to perform the requested consulting services for any of the reasons set forth in subparagraphs (a) or (b) above, shall not relieve or diminish the Company's obligation to pay Consultant the fees provided in paragraph 3.

     3.   Consulting Fees and Benefits.

          (a) The Company agrees to pay Consultant for his services under this Agreement an amount for the period beginning on each October 1 and ending the following September 30 (the "Consulting Year") during the term of this Agreement as follows, whether or not services are actually rendered under this Agreement:

               Consulting Year               Amount

          October 1, 1994 - September 30, 1995    $320,000
          October 1, 1995 - September 30, 1996    $280,000
          October 1, 1996 - September 30, 1997    $240,000
          October 1, 1997 - September 30, 1998    $160,000
          October 1, 1998 - September 30, 1999    $100,000

     Beginning on October 1, 1994, and thereafter on each April 1 and October 1, during the term of this Agreement, Consultant shall be paid in a lump sum one-half of the annual amount due him for the Consulting Year in which such October 1 or April 1 occurs. Consultant also shall be entitled to reimbursement for expenses incurred by Consultant in the performance of his duties hereunder, so long as such expenses would, if Consultant were the Chief Executive Officer of the Company, be eligible for reimbursement or payment under the Company's policies regarding such expenses as in effect from time to time during the term of this Agreement.

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                 (b)  Except as otherwise provided herein, Consultant
     shall not be entitled to participate or receive benefits under any Company programs maintained for its employees as a result of the services rendered under this Agreement;
     however, nothing contained in this Agreement shall affect
     Consultant's coverage under any of the Company's benefit programs as a result of his status as a former employee of the Company or any other benefits Consultant may receive under other agreements Consultant may have with the Company.
     The Company also shall not provide worker's compensation insurance coverage for Consultant.

     4.   Term of Agreement.

          (a) Subject to subparagraph 4(b) hereof, the term of this Agreement shall begin on the Effective Date of this Agreement and shall end on September 30, 1999; however, by mutual written agreement, the Board and Consultant may extend the Agreement for additional one-year periods on such terms and for such annual compensation as agreed to by said parties. During the term of the Agreement the Board may terminate this Agreement at any time and for any reason, other than as set forth in subparagraph 4(b) hereof, upon 90 days' prior written notice delivered to Consultant; however, in the event of such termination, the Company shall pay to Consultant, within 15 days of such termination, a lump sum amount equal to the remaining payments which would be owing under subparagraph 3(a) hereof for the remainder of the term of this Agreement as if this Agreement had not terminated.

          (b) This Agreement shall terminate upon the death of Consultant. In addition, if Consultant becomes totally disabled (as hereinafter defined), the Board may, in its discretion, at any time after such total disability, upon five (5) days' prior written notice to Consultant, terminate this Agreement. "Total disability" shall mean a physical or mental incapacity of such a nature that it prevents Consultant from performing the consulting services requested by the Board on a continuing and sustained basis for a period of more than six (6) substantially consecutive months. The lump sum payment referred to in subparagraph 4(a) above shall not be owing upon the termination of this Agreement pursuant to this subparagraph (b).

          (c) Upon the termination of this Agreement, all the liabilities and obligations of the Company and Consultant under the Agreement shall cease, except as follows:

               (i)  Consultant shall remain subject to the
          obligations imposed by paragraph 5; and

               (ii) Subject to subparagraph 6(b) hereof, the Company shall remain obligated to pay Consultant any fees, expense reimbursements or other amounts owing for

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          periods prior to the date of termination of this
          Agreement, including, if applicable, any lump sum amount owing upon the Board's election to terminate this Agreement pursuant to subparagraph 4(a) above and any fee owing but not yet paid pursuant to subparagraph 3(a) above for the six-month portion of the Consulting Year in which such termination occurs; and

               (iii) Consultant shall not be obligated to return any portion of the fee he was paid (or which is owing to him), for the six-month portion of the Consulting Year beginning on October 1 or April 1, as the case may be, during which such termination occurs, on account of the termination of this Agreement prior to the end of said Consulting Year or six-month portion, as the case may be.

     5.   Noncompetition Agreement.

          (a) Consultant acknowledges that Consultant has acquired, and in the course of providing the consulting services hereunder, Consultant will acquire valuable proprietary data and other confidential information with respect to the Company's business, and will occupy a position of trust and confidence with respect to the Company's affairs, products and services.

          (b) Consultant understands and agrees that, during the term of this Agreement and for a period of five (5) years after this Agreement terminates, Consultant shall not (1) participate, directly or indirectly, as an employee, consultant, agent, representative, officer, director, stockholder, partner, joint venturer, or otherwise or (2) have any direct or indirect financial interest in any form in any business that sells or offers for sale, directly or indirectly, any products or services that are competitive with the products or services sold or offered for sale by the Company in any state in the United States in which the Company shall be doing business during the term of this Agreement; provided, however, that the ownership by Consultant of any stock listed on a national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Consultant does not exceed one percent (1%) of the total outstanding stock of such corporation.

     (c) In the event of a breach or threatened breach of the provisions of this paragraph 5 by Consultant, the Company shall be entitled (as an absolute right and without the necessity of proving irreparable injury or damages and in addition to any other remedies available) to an injunction restraining Consultant from such violation.


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         6.   Miscellaneous Provisions.

          (a) At Consultant's request, the Company shall, at its expense, provide Consultant with appropriate and sufficient assigned office space and secretarial services to allow
     Consultant to perform his duties hereunder.

          (b) Consultant shall be responsible to pay all federal, state and local taxes (including but not limited to income taxes and self-employment taxes) as may be imposed or levied upon the income earned or derived by him under this Agreement. It is expressly understood and agreed that the Company shall not withhold any such taxes from the compensation paid to Consultant.

          (c) All tangible materials (whether original or duplicates), other information in the possession or control of Consultant and all knowledge acquired by Consultant which in any way relate or pertain to the Company's business, including the business of any subsidiaries or affiliates of the Company, whether furnished to Consultant by the Company or prepared, compiled or acquired by Consultant while an employee of the Company or during the term of this Agreement and which derive economic value from not being generally known to the public or to people who can obtain economic value from their use or development, shall be preserved by Consultant as confidential material, information or knowledge and shall not be disclosed to others, either during the term of this Agreement or thereafter, without the prior written consent of the Board.

          (d) If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement but shall be confined in its operation to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered. To the extent that the provisions of this Agreement are adjudged to be invalid or unenforceable, this Agreement shall be construed and (in the absence of such construction) reformed so as to allow the maximum benefit of the provisions of this Agreement permitted by law. If, however, the provisions of paragraph 5 of this Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity, or subject matter, they shall be construed by limiting and reducing them so as to be enforceable to the extent compatible with the applicable laws as they shall then appear.

          (e) All notices and other communications hereunder must be delivered in writing and shall be deemed to have been given if delivered by hand or mailed by first class,

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     registered mail, return receipt requested, postage and
     registered fees prepaid, and addressed as follows:

               (i)  if to the Company:

                    Atmos Energy Corporation
                    P. O. Box 650205
                    Dallas, Texas 75265-0205
                    Attention: General Counsel

               (ii)      if to Consultant:

                    Charles K Vaughan
                    5515 Cedar Creek Lane
                    Dallas, Texas 75252


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                 (f)  This Agreement embodies the entire understanding
     between the parties hereto respecting the subject matter hereof and no change, alteration or modification may be made except by authorization of the Board and except in writing signed by both parties hereto.

          (g) This Agreement shall in all respects be construed and enforced in accordance with the laws of the State of Texas.

          (h) The Company agrees to pay any and all legal fees and expenses incurred by Consultant in seeking to obtain or enforce any of the provisions of this Agreement.

          (i) Any successor to the Company shall be bound by the terms of this Agreement in the same manner and to the same extent as the Company, and this Agreement shall be binding upon Consultant, his heirs and legal representatives.

     IN WITNESS WHEREOF, the Company and Consultant have each duly executed this Agreement the 11th day of May, 1994, effective as of the date and year first written above.


                              COMPANY:

                              ATMOS ENERGY CORPORATION



                              By: /s/ Dewey G. Williams
                              --------------------------------
                              Chairman, Human Resources Committee
                              of the Board of Directors




                              CONSULTANT:



                                   /s/Charles K. Vaughan
                                   ----------------------------
                                   CHARLES K. VAUGHAN









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